Exhibit 10.21

Ali El-Siblani February 16, 2021

Dear Ali El-Siblani,

This offer letter sets forth the terms of your employment with Desktop Metal, Inc. (the “Company”) effective as of consummation of the closing of the Transaction (defined below).  In connection with the transactions contemplated by that certain Purchase Agreement and Plan of Merger (the “Transaction”) by and among the Company, Envisiontec Merger Sub, Inc., Envisiontec US LLC, Envisiontec, Inc., Gulf Filtration Systems, Inc., 3dbotics, Inc., and yourself, dated as of January 15, 2021 (the “Purchase Agreement”), we are excited to make you the following job offer for the position of Chief Executive Officer of EnvisionTEC US  LLC, President and Chief Executive Officer of 3dbotics, Inc. and President and Chief Executive Officer of Envisiontec GmbH, each of which will be a wholly-owned subsidiary of the Company following the closing of the Transaction (the “Closing”).  This offer will become effective on as of consummation of the Closing and if the Transaction is terminated prior to Closing for any reason, this offer will be null and void and of no force or effect. The specific terms of your employment with the Company are set forth below.

As Chief Executive Officer of EnvisionTEC US LLC, President and Chief Executive Officer of 3dbotics, Inc. and President and Chief Executive Officer of Envisiontec GmbH, you shall  report directly to the Chief Executive Officer of the Company and have such responsibilities, duties and authority normally associated with the chief executive officer of a principal division of the Company, along with such additional responsibilities, duties and authority as may from time to time be assigned to you by the Chief Executive Officer of the Company. You shall devote substantially all of your working time and efforts to the business and affairs of the Company (which shall include service to its subsidiaries) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Chief Executive Officer of the Company, provided that, you shall be permitted to (i) own, manage and operate RegenFix LLC and Sibco Europe Ltd. UK (the “Permitted Exclusions”), (ii) manage your personal, financial and legal affairs (which, for the avoidance of doubt, shall include any activities in connection with or related to your other business enterprises as long as such business enterprises do not offer products or services that are competitive with the products or services offered by the Company or any of its Subsidiaries), (iii) participate in trade associations, and (iv) serve on the board of directors of not-for-profit or tax-exempt charitable organizations or, with the consent of the Board, the board of directors of non-competitive for-profit businesses, in each case, subject to compliance with this offer letter and provided that such activities do not materially interfere with your performance of your duties and responsibilities hereunder.  You agree to observe and comply, in all material respects, with the reasonable rules and policies of the Company and its subsidiaries as adopted from time to time (to the extent they do not conflict with the terms of this offer letter), in each case, as amended from time to time, and as delivered or made available to you.

The position we are offering is at a base salary of $395,000 annually, which will be paid in accordance with the Company’s standard payroll procedures.  You will also be eligible to receive an annual cash performance bonus (each an “Annual Bonus”) at a target level of at least $197,500 (with the actual annual cash bonus to be determined by the Board of Directors of the Company or an authorized committee thereof (in either case, the “Board”) or the Chief Executive Officer of the Company based upon the achievement of individual and company performance goals). The payment of any Annual Bonus pursuant to the incentive program shall be subject to your continued employment with the Company through the date of payment of the applicable bonus.  You will also receive an initial equity incentive award pursuant to a separate award agreement (the “Initial Equity Incentive Award”), with such Initial Equity Incentive Award to be granted upon effectiveness of the Company’s Form S-8 Registration Statement to be filed with the SEC.  The Initial Equity Incentive Award will be granted pursuant to the Company’s 2020 Incentive Award Plan and shall be in an amount to be determined by the Board taking into account annual equity incentive compensation opportunities available to similarly situated executives at peer group companies.

In addition, you will be eligible to participate and receive additional equity-based awards, as determined by the Board, under the Company’s equity compensation plan.

In the event your employment with the Company is terminated by the Company without Cause or you terminate your employment for Good Reason (as each such term is defined below), then, subject to your execution and delivery to the Company of the Company’s standard form of separation agreement (which will contain among other terms, a general release of claims against the Company) (the “Separation Agreement”) that becomes effective and irrevocable within sixty (60) days following such termination of employment and will be provided to you on or within five (5) days of your day of termination, you will receive the following: (A) twelve (12) months of severance payments (“Severance Payments”) in the form of base salary continuation at your then-current monthly rate after your termination from employment (the “Severance Period”); and (B) if you are covered under the Company’s group health plan at the time of such termination or resignation and you timely elect to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the employer's portion of the premium for health, dental and vision coverage for you and your covered dependents through the earlier of the end of the Severance Period and the date you and your covered dependents, if any, become eligible for coverage under another employer’s plan(s) (and you agree to promptly notify the Company of such eligibility). The Severance Payments will be payable in substantially equal installments in accordance with the Company’s standard payroll policies, less applicable withholdings, with such installments to commence on the first payroll date following the date sixty (60) days following such termination of employment and with the first installment to include any amount that would have been paid had the Separation Agreement been effective and irrevocable on your termination date. In addition, if, within six (6) months following the date of any Change of Control (as defined in the Company’s 2020 Incentive Award Plan) you are terminated without Cause, or you resign for Good Reason, your remaining unvested equity incentive awards will vest immediately prior to such termination or resignation, subject to your execution of the Separation Agreement.

Solely for the purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each Severance Payment or other installment payment pursuant to this offer letter is considered a separate payment. Notwithstanding anything in this offer letter to the contrary, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to this letter unless your termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). Notwithstanding anything in this offer letter to the contrary, if at the time of your Separation from Service, you are considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that you become entitled to under this offer letter would be considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day after the your date of termination, or (ii) your death. In that event, any installments that are required to be delayed for the six month period shall be accumulated during that period and paid in a lump sum on the earlier of the dates set forth in clauses (i) or (ii) of the previous sentence. The parties intend that this offer letter will be administered in accordance with Section 409A of the Code. To the extent that any provision of this offer letter is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this offer letter may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. To the extent that any reimbursements payable pursuant to this offer letter are subject to the provisions of Section 409A of the Code, any such reimbursements shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this offer letter will not be subject to liquidation or exchange for another benefit.

For purposes of this offer letter (and any equity awards under the Company’s 2020 Incentive Award Plan,

including the Initial Equity Incentive Award), the term “Cause” shall mean (i) a good faith finding by the Chief

Executive Officer of the Company (A) of your repeated and willful failure to perform your reasonably assigned duties, after written notice from the Company of any failure to so perform, or (B) that you have engaged in dishonesty, gross negligence or misconduct, (ii) your conviction of, or entry of a plea of guilty or nolo contendere to any crime of moral turpitude or any felony, or (iii) your breach of any material provision of any invention and non-disclosure agreement or non-competition and non-solicitation agreement you have with the Company or any of its subsidiaries, which breach is not cured within ten days after written notice thereof.

For purposes of this offer letter (and any equity awards under the Company’s 2020 Incentive Award Plan, including the Initial Equity Incentive Award), “Good Reason” shall mean, without your written consent (i) the Company relocates you or requires you to be based, in either case, more than 35 miles from you primary work location (excluding your home office) as of the date of this offer letter, (ii) your job responsibilities are materially reduced following Closing (other than, for the avoidance of doubt, as a result of the envisionTEC business becoming part of a larger business in connection with the Transaction where you serve as Chief Executive Officer of EnvisionTEC US LLC), or (iii) your base salary is materially reduced other than as part of across-the-board reduction applicable to all Company executives; provided, that, in the case of any of the foregoing, the condition that constitutes Good Reason continues beyond thirty (30) days after you have provided the Company written notice that you believe in good faith that such condition giving rise to such claim of Good Reason has occurred and the Company has failed to cure such condition, so long as such notice is provided within ninety (90) days after the initial existence of such condition and you leave employment within 30 days after the Company’s 30-day cure period has expired.

You will be eligible to participate in benefit plans generally available to similarly situated Company executives, with such eligibility to occur either immediately upon Closing or upon transition from envisionTEC plans onto the Company’s plans, as follows:

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We have a flexible vacation policy. We expect employees to coordinate with their team and manager as to when is the best time to take vacation.

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Health, Vision, and Dental insurance / FSA

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Short Term and Long Term Disability Insurance, and Life Insurance (100% of annual earnings).

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We offer a 401k retirement savings plan through Fidelity Investments.

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Contemporaneously with your execution of this offer letter, you agree to execute the Company’s standard form of Invention and Non-Disclosure Agreement substantially in the form of Exhibit A attached hereto (the “Invention and Non-Disclosure Agreement”), and the Company’s Non-Competition[1] and Non-Solicitation Agreement  substantially in the form of  Exhibit B attached hereto (the Non-Competition and Non-Solicitation Agreement”) (provided that each such form shall be revised to provide for the Permitted Exclusions), which agreements will become effective as of consummation of the Closing. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from continuing employment with or carrying out your responsibilities for the Company or any of its subsidiaries, or which is in any way inconsistent with the terms of this letter.

This offer letter, the Invention and Non-Disclosure Agreement the Non-Competition and Non-Solicitation Agreement, respectively, constitute the full and entire understanding and agreement between you and the Company or any of its subsidiaries with respect to the subject matter hereof and any other written or oral agreement relating to the subject matter hereof are expressly canceled, except that any binding restrictive

[1]

Note to Sidley: Non-compete not standard, as it acknowledges merger consideration.

covenants or proprietary information agreements between you and the Company that are outstanding as of the date of this offer letter shall remain in effect in accordance with their terms. This offer letter is binding on the Company’s successors and assigns.  The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. We look forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without Cause, and with or without notice. We request that, in the event of without Good Reason resignation, you give the Company at least two weeks’ notice.  Upon your termination of employment from the Company for any reason, you will be deemed to have resigned from any and all officer and director positions with the Company and its subsidiaries.

This offer letter will be interpreted and construed in accordance with the laws of the Delaware, without regard to any conflicts of laws principles that would result in the application of the laws of another jurisdiction.  Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing (whether electronic writing or otherwise) and delivered personally or sent by email, facsimile or certified or registered mail, postage prepaid, as follows:

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If to the Company, to the General Counsel of the Company at the Company’s headquarters,

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If to you, to the last address that the Company has in its personnel records for you, or

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At any other address as any party shall have specified by notice in writing to the other party.

To accept this offer, please sign the enclosed copy of this offer letter and return it to me (along with the Invention and Non-Disclosure Agreement and the Non-Competition and Non-Solicitation Agreement) on or before the Closing Date under the Purchase Agreement.  This offer letter may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.  Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

We are confident you will be able to make a significant contribution to the success of our Company and look forward to working with you to build an industry leading company.

Sincerely,

/s/ Ric Fulop
Ric Fulop
Chief Executive Officer

I accept the offer as outlined above.

/s/ Ali El-Siblani
Ali El-Siblani